UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 16, 2004

BROADVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000- 28252	94-3184303
(Commission File No.)	(IRS Employer Identification No.)

585 Broadway Redwood City, CA 94063
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 261-5100

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 16, 2004, BroadVision, Inc. (the “Company”) and VEF III Funding, LLC (“VEF”) consummated a series of transactions pursuant to an Agreement to Restructure Lease and To Assign Subleases dated as of October 1, 2004 (the “Restructure Agreement”), which the parties executed on November 3, 2004.

Under the Restructure Agreement, the Lease dated March 21, 2000, as amended, (the “Lease”) between VEF and the Company (as assignee of the interests under the Lease of the original tenant, Interleaf, Inc., a wholly-owned subsidiary of the Company) for a building located at 400 Fifth Avenue, Waltham, MA (the “Building”) was restructured with respect to the Company.  In conjunction with the restructuring, we (i) agreed to pay VEF a cash termination fee of $2.5 million, one-quarter of which was paid on November 16, 2004, with the balance payable in three equal quarterly installments during 2005 by drawdown on a letter of credit and (ii) entered with VEF into a further amendment of the Lease covering significantly reduced premises in Building.  In addition, under the Restructure Agreement and ancillary documents, an affiliate of VEF has assumed all of our rights and obligations under the multiple subleases we had entered into with various subtenants for the Building.

The foregoing is a summary of the material features of the Restructuring Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the terms of the Restructuring Agreement, which is filed as Exhibit 10.50 to this Current Report on Form 8-K, and incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)                                  Exhibits.

Exhibit Number	Description
10.50	Agreement to Restructure Lease and To Assign Subleases dated as of October 1, 2004 between VEF III Funding, LLC and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROADVISION, INC.

Dated: November 19, 2004	By:	/s/ William E. Meyer
William E. Meyer
Executive Vice President,
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.50	Agreement to Restructure Lease and To Assign Subleases dated as of October 1, 2004 between VEF III Funding, LLC and the Company.